Filed Pursuant To Rule 433

Registration No. 333-209926

August 2, 2016

SPDR® ETF Options Report

July 25, 2016

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
SPY	SPDR S&P500 ETF Trust	103,019,176	2,868,424	1,234,440	1,633,984	8,019,749	13,691,110	Y
XLF	Financial Select Sector SPDR Fund	48,574,068	100,566	36,840	63,726	661,329	1,834,520	Y
JNK	SPDR Barclays High Yield Bond ETF	14,501,633	3,616	2,743	873	169,936	62,752	Y
XLU	Utilities Select Sector SPDR Fund	14,495,382	51,188	16,087	35,101	343,795	572,481	Y
GLD®	SPDR Gold Shares	13,874,923	251,387	157,443	93,944	2,895,723	1,260,694	Y
XLI	Industrial Select Sector SPDR Fund	13,734,788	29,079	8,848	20,231	146,948	390,988	Y
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	13,188,509	60,671	14,543	46,128	401,687	737,177	Y
XLE	Energy Select Sector SPDR Fund	12,499,514	46,641	18,979	27,662	461,226	558,717	Y
XLP	Consumer Staples Select Sector SPDR Fund	12,235,967	20,896	4,577	16,319	99,735	348,119	Y
XLK	Technology Select Sector SPDR Fund	8,987,725	18,868	15,780	3,088	172,667	124,526	Y
XLV	Health Care Select Sector SPDR Fund	8,885,956	15,652	10,111	5,541	184,005	138,253	Y
XBI	SPDR S&P Biotech ETF	6,790,284	17,197	8,201	8,996	164,086	235,834	Y
KRE	SPDR S&P Regional Banking ETF	5,701,138	12,872	5,839	7,033	133,799	122,810	Y
XLY	Consumer Discretionary Select Sector SPDR Fund	5,359,474	8,689	3,317	5,372	141,979	189,183	Y
XLB	Materials Select Sector SPDR Fund	5,234,264	14,345	2,466	11,879	54,022	197,709	Y
XME	SPDR S&P Metals & Mining ETF	4,846,951	28,120	11,950	16,170	206,487	682,348	Y
XRT	SPDR S&P Retail ETF	4,077,213	16,691	3,758	12,933	85,556	217,019	Y
KBE	SPDR S&P Bank ETF	3,991,902	1,509	646	863	17,938	42,321	Y
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,688,486	37,432	18,876	18,556	298,917	247,990	Y
FEZ	SPDR EURO STOXX 50 ETF	3,611,924	2,928	1,821	1,107	64,775	41,031	Y
XHB	SPDR S&P Homebuilders ETF	2,416,469	4,140	890	3,250	46,363	83,839	Y
MDY	SPDR S&P MidCap 400 ETF Trust	1,872,759	2,883	2,144	739	61,452	29,230	Y
SJNK	SPDR Barclays Short Term High Yield Bond ETF	1,516,836	17	16	1	289	198	Y
SDY	SPDR S&P Dividend ETF	995,271	201	52	149	5,601	2,912	Y
XES	SPDR S&P Oil & Gas Equipment & Services ETF	640,636	323	306	17	9,765	404	Y
RWX	SPDR Dow Jones International Real Estate ETF	630,492	5	4	1	93	3	Y
CWB	SPDR Barclays Convertible Securities ETF	575,713	17	10	7	171	139	Y

Source: Bloomberg.

STATE STREET
GLOBAL ADVISORS
SPDR®

SPDR® ETF Options Report
    20 Day Average20 Day Average20 Day Average20 Day AverageTotal OpenTotal OpenOptions
Ticker    Name ETF VolumeTotal Option VolumeCall Option VolumePut Option VolumeInterest (Call)Interest (Put)Available
TFI    SPDR Nuveen Barclays Municipal Bond ETF 411,912211240Y
BWX    SPDR Barclays International Treasury Bond ETF 356,582663333732734Y
CWI    SPDR MSCI ACWI ex-US ETF 294,15322———Y
RWR    SPDR Dow Jones REIT ETF 280,737251312150521Y
RWO    SPDR Dow Jones Global Real Estate ETF 240,9902112215Y
DWX    SPDR S&P International Dividend ETF 191,87342214643Y
GNR    SPDR S&P Global Natural Resources ETF 180,85422—8890Y
GWX    SPDR S&P International Small Cap ETF 174,410———20—Y
XSD    SPDR S&P Semiconductor ETF 131,6943122240Y
HYMB    SPDR Nuveen S&P High Yield Municipal Bond ETF 109,5816—6—116Y
KIE    SPDR S&P Insurance ETF 103,0269117743811,225Y
XPH    SPDR S&P Pharmaceuticals ETF 97,338362313291200Y
EBND    SPDR Barclays Emerging Markets Local Bond ETF 89,190———1—Y
XLRE    Real Estate Select Sector SPDR Fund 69,9643124339Y
EDIV    SPDR S&P Emerging Markets Dividend ETF 55,03711—5346Y
GXC    SPDR S&P China ETF 47,81042270130Y
Source: Bloomberg.
State Street Global Advisors     2

SPDR® ETF Options Report
ssga.com | spdrs.com | spdrgoldshares.com
For investment professional use only. Not for use with the public.
State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.
Important Risk Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.
Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust
The SPDR Gold Trust (“GLD®”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering.
You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD.
Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available here.
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Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State
Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.
Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street
Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors,
Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
Not FDIC Insured • No Bank Guarantee • May Lose Value
State Street Global Advisors
© 2016 State Street Corporation. All Rights Reserved.
ID7245-IBG-20519 0716 Exp. Date: 07/30/2017 SPD001132

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.